Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 5 to Form S-4 of our report dated April 16, 2025 (which includes the Emphasis-of-Matter paragraph relating to DRIVEiT Financial Auto Group and Subsidiary’s ability to continue as a going concern) relating to the financial statements of DRIVEiT Financial Auto Group and its Subsidiary as of and for the years ended December 31, 2024 and 2023, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Irvine, California

August 12, 2025